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                          CERTIFICATE OF INCORPORATION

                         OF NEXTEL COMMUNICATIONS, INC.



     1. The name of the Corporation is:

                         Nextel Communications, Inc.

     2. The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is 2,233,883,948 shares divided into six classes as follows:

        2,060,000,000 shares of Class A Common Stock of the par value of $0.001 per share;

        100,000,000 shares of Class B Non-Voting Common Stock of the par value of $0.001 per share;

        26,941,933 shares of Class A Convertible Redeemable Preferred Stock of the par value of $.01 share;

        82 shares of Class B Convertible Preferred Stock of the par value of $.01 share;

        26,941,933 shares of Class C Convertible Redeemable Preferred Stock of the par value of $.01 share; and

        20,000,000 shares of Preferred Stock of the par value of $0.01 per share.

Common Stock

     1. Rights Generally. Except as provided herein, all shares of Class A Common Stock ("Voting Common") and Class B Non-Voting Common Stock ("Non-Voting Common") (together, "Common Stock") will be identical and entitle the holders thereof to the same rights and privileges.

     2. Dividends. Whenever dividends upon Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, shall have been paid in full, or declared and set apart for payment, for all past dividend periods, and after the


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     provisions for any sinking or purchase fund or funds for any series of
     Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on Common Stock, payable in cash, or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, provided that, if dividends are declared on the Common Stock which are payable in shares of Common Stock, dividends will be declared which are payable at the same rate on both classes of Common Stock, dividends payable in shares of Voting Common will be payable to holders of Voting Common and dividends payable in shares of Non-Voting Common will be payable to holders of Non-Voting Common.

     3. Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation, all assets and funds of the Corporation remaining, after the payment to the holders of Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the resolution or resolutions creating any series thereof, shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

     4. Voting. Except as otherwise required by law, the holders of Voting Common will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and the holders of Non-Voting Common will have no right to vote on any matters to be voted on by the stockholders of the Corporation; provided that the holders of Non-Voting Common shall have the right to vote, as a separate class (with each share having one vote) on any merger, consolidation, reorganization or reclassification of the Corporation or its shares of capital stock, any amendment to this Certificate of Incorporation or any liquidation, dissolution or winding up of the Corporation (each such event being a "Fundamental Change") in which shares of Non-Voting Common would be treated differently than shares of Voting Common (other than a Fundamental Change in which the only difference in such treatment is that the holders of Voting Common would be entitled to receive equity securities with full voting rights and the holders of the Non-Voting Common would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of Non-Voting Common and are convertible upon any Voting Conversion Event (as defined in Section 5(b), with respect to holders of Non-Voting Common other than Motorola, Inc., a Delaware corporation or any affiliate thereof (collectively "Motorola"), or a Motorola Conversion Event (as defined in Section 5(c), with respect to Motorola, on a share for share basis, into the voting securities to which the holders of the Voting Common are entitled, but which are otherwise identical to such voting securities).

     5. Conversion

        (a) Upon the occurrence (or, with respect to clause (i) of this Section 5(a), the expected occurrence) of (i) any Voting Conversion Event, with respect to holders of Non-Voting Common other than Motorola, or any distribution, or sale by Motorola described in Section 5(c)(i) hereof (a "Motorola Transfer"), each share of Non-Voting Common which is being or has been

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                distributed, disposed of or sold (or is expected to be
                distributed, disposed of or sold (or is expected to be distributed, disposed of or sold) in connection with such Voting Conversion Event or such Motorola Transfer shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of Voting Common; or (ii) any Motorola Conversion Event described in Section 5(c)(ii) hereof, any or all of the shares of Non-Voting Common held by Motorola shall be convertible at its option into one fully paid and nonassessable share of Voting Common.

        (b)     "Voting Conversion Event" shall mean:

                (i) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force);

                (ii) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934 (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided that such sale has been approved by the Corporation's Board of Directors or a committee thereof);

                (iii) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Non-Voting Common being converted and disposed of in connection with such Voting Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors;

                (iv) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation; and

                (v) any distribution, disposition or sale of any securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) in connection with a merger, consolidation or similar transaction if, after such transaction, such person or group of persons will own or control securities which constitute in the aggregate the ordinary voting power to elect a majority of the

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                        surviving corporation's directors (provided that the
                        transaction has been approved by the Corporation's Board of Directors or a committee thereof);

        (c)     "Motorola Conversion Event" shall mean:

                (i) Any distribution, disposition or sale of shares of Non-Voting Common by Motorola not prohibited under
                        Section 7.14 of the Agreement and Plan of Contribution and Merger, dated August 4, 1994 by and among the Corporation, Nextel, Motorola and ESMR Sub, Inc., a Delaware corporation (the "Motorola Agreement");

                (ii) the existence of circumstances which, in Motorola's judgment, constitute or are likely to cause or result in a material adverse development with respect to the business, properties, operations or financial condition of the Corporation and its subsidiaries and which otherwise cause conversion of the shares of Non-Voting Common held by Motorola into shares of Voting Common to be reasonably necessary to protect Motorola's interests as a stockholder of the Corporation.

                provided that, for purposes of Sections 5(b) and 5(c), "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization and provided, further that, the occurrence of any Motorola Conversion Event shall be determined by Motorola, in its sole judgment by notice to the Corporation which notice shall be binding upon the Corporation;

        (d) Subject to Section 5(a), (i) a holder, other than Motorola, of Non-Voting Common will be entitled to convert shares of Non-Voting Common into shares of Voting Common in connection with any Voting Conversion Event and Motorola will be entitled to convert shares of Non-Voting Common into shares of Voting Common in connection with any Motorola Transfer, if such holder reasonably believes that such Voting Conversion Event or Motorola Transfer Event, as the case may be, will be consummated and a written request for conversion from any holder of Non-Voting Common to the Corporation stating such holder's reasonable belief that a Voting Conversion Event or Motorola Transfer, as the case may be, shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to distribute, dispose of or sell such shares of Voting Common in connection with such Voting Conversion Event or Motorola Transfer, as the case may be; provided that the Corporation will not cancel the shares of Non-Voting Common so converted before the tenth day following such Voting Conversion Event or Motorola Transfer and will reserve such shares until such tenth day for reissuance in compliance with the following proviso; and provided further that, if any shares of Non-Voting Common

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                are converted into shares of Voting Common in connection with a
                Voting Conversion Event or a Motorola Transfer and any such shares of Voting Common are not actually distributed, disposed of or sold pursuant to such Voting Conversion Event or Motorola Transfer, such shares of Voting Common which were not so distributed, disposed of or sold shall be promptly converted back into the same number of shares of Non-Voting Common; and
                (ii) Motorola, at its election, will be entitled to convert any or all of its shares of Non-Voting Common into shares of Voting Common upon the occurrence of any Motorola Conversion Event described in Section 5(c)(ii) hereof.

        (e) Each conversion of shares of Non-Voting Common into shares of Voting Common will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Non-Voting Common stating that such holder desires to convert the shares, or a stated number of the shares, of Non-Voting Common represented by such certificate or certificates into shares of Voting Common. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for such Voting Common are to be issued. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Non-Voting Common as such holder will cease and the person or persons in whose name or names the certificate or certificates for such shares of Voting Common are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Voting Common represented thereby.

        (f) Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions each of the following:

                (i) the certificate or certificates representing the shares of Voting Common issuable upon such conversion; and

                (ii) a certificate representing any shares of Non-Voting Common which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted into shares of Voting Common.

        (g) The issuance of certificates representing shares of Voting Common received upon conversion of shares of Non-Voting Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Voting Common.

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        (h)     The Corporation will not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Non-Voting Common.

     6. Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

     7. Reservation of Shares. The Corporation shall at all times reserve from its authorized Voting Common a sufficient number of shares to provide for conversion of all Non-Voting Common from time to time outstanding. If the Voting Common issuable upon conversion of the Non-Voting Common is listed on any national securities exchange or automated quotation system of NASD, the Corporation will cause within 60 days of any such conversion to be listed on such exchange or automated quotation system, subject to official notice of issuance upon such conversion.

Class A Convertible Redeemable Preferred Stock

     1. Class A Stated Value. Each share of Class A Convertible Redeemable Preferred Stock of the par value $.01 per share (the "Class A Preferred Stock") shall have a stated value of $36.75 (the "Class A Stated Value"). The Corporation shall issue fractional shares of Class A Preferred Stock upon the original issuance, transfer or exchange of a Class A Preferred Stock share, unless the Corporation and the holder of such Class A Preferred Stock share agree upon a payment in lieu of any such fractional share.

     2. Dividends.

        2.1 No dividend or other distribution shall be declared or paid on the Common Stock of the Corporation unless a dividend is declared or paid on each share of the Class A Preferred Stock in an amount equal to the amount that would have been paid on the number of shares of Common Stock into which such share of Class A Preferred Stock would be convertible as of the record date for such declaration or payment if all such shares of Common Stock had been issued upon conversion on such record date and such dividends or distributions payable on the Class A Preferred Stock pursuant to this Section 2.1 shall be declared and paid in the same medium as that in which the dividends or distributions on the Common Stock giving rise thereto has been declared and is to be paid.

        2.2 In the event that the Corporation's Board of Directors takes action to diminish, change, amend, or grant exceptions or exclusions from the authority of the Operations Committee, or to terminate the Operations Committee (a "Trigger Event"), in a situation other than upon an Approved Trigger Event or a Rescission Event, then the holders of a majority of Class A Preferred Stock may, not more than ten days after the day any draft of minutes of the meeting of the Board of Directors of the Corporation at which such action was taken are first circulated to all of the members of the Board of Directors for their review, provide written notice to the Secretary of the Corporation that such event triggers the accrual of a dividend pursuant to this Section 2.2 (a "Dividend Event"). The Board of Directors shall have 30 days from the date such notice is received by the Secretary of the Corporation to take such action to amend or


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modify the action giving rise to the notice that a Dividend Event has occurred.
If the Dividend Event has not been cured by the end of such 30-day period (the "Dividend Accrual Date"), then from and after the Dividend Accrual Date, dividends shall accrue on each outstanding share of Class A Preferred Stock at the annual rate of twelve percent (12%) of the then current Dividend Base, compounded monthly from the Dividend Accrual Date until the earlier of the day such share of Class A Preferred Stock (a) is converted into shares of Voting Common, (b) is converted into shares of Class C Convertible Redeemable Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), or (c) is redeemed by the Corporation. Dividend Base means the Class A Stated Value per share plus any accrued and unpaid dividends under this Section 2.2 and any declared but unpaid dividends pursuant to Section 2.1 on that share of Class A Preferred Stock. Dividends under this Section 2.2 shall be payable out of funds legally available therefor in cash (or additional shares of Class A Preferred Stock as provided below) semi-annually on June 30 and December 31 of each year and on the day immediately prior to the time such share of Class A Preferred Stock is converted to Voting Common or Class C Preferred Stock (each, a "Dividend Payment Date") commencing after the Dividend Accrual Date (and, in the case of any accrued but unpaid dividends that are unpaid as of any Dividend Payment Date, at such other times and for such interim periods, if any, as determined by the Board of Directors), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday, to holders of record as they appear on the stock books of the transfer agent for the Corporation on the applicable record date. Dividends under this Section 2.2 may, at the option of the Corporation, be paid in additional shares of Class A Preferred Stock. The number of additional shares of Class A Preferred Stock to be so issued shall be determined by dividing the amount of dividends to be so paid by the Class A Stated Value and such additional shares shall be issued and distributed to the applicable holders of Class A Preferred Stock pro rata (including fractional shares) in accordance with the amount of dividends due to each such holder pursuant to this Section
2.2. No record date shall be set for payment of any dividends or distributions in respect of Common Stock of the Corporation or in respect of Preferred Stock of the Corporation whose right to payment of dividends or distributions is junior to that of the Class A Preferred Stock unless and until the payment of all dividends and distributions provided under this Section 2.2 shall have been made to the holders of Class A Preferred Stock.

        2.3 No dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with or junior to the Class A Preferred Stock (collectively, "Parity Dividend Stock") for any period and no purchase, redemption or other acquisition shall be made by the Corporation of any shares of Parity Dividend Stock unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Class A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends on the Parity Dividend Stock. When dividends are not paid in full upon the Class A Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Class A Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Class A Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Class A Preferred Stock and on the shares of Parity Dividend Stock bear to each other.

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        2.4 Anything herein to the contrary notwithstanding, and in addition to and not in limitation of any other provisions or conditions that may restrict payment of dividends by the Corporation, the Board of Directors shall not declare and the Corporation shall not pay dividends with respect to the Class A Preferred Stock (including, without limitation, dividends previously declared if, at the payment date, the declaration would be a violation hereof) if (A) the Corporation or any officer or director thereof (i) has received notice of, (ii) has given notice of or (iii) has knowledge of an "Event of Default" as such term is defined in any Indenture or under any other agreement for money borrowed by the Corporation (or as to which the Corporation has guaranteed, or is otherwise obligated to make payment on, in whole or in part, any borrowing of money by another party and the terms of any such guarantee or obligation restrict the payment of dividends by the Corporation), or (B) such an Event of Default would exist after giving effect to such payment.

     3. Class A Liquidation Rights.

        3.1 In the event of any liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Class A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the sum of (A) the Class A Stated Value, plus (B) an amount equal to any dividends accrued pursuant to Section 2.2 that remain unpaid, plus (C) an amount equal to the amount of all declared but unpaid dividends or distributions thereon payable pursuant to Section 2.1. All preferential amounts to be paid to the holders of Class A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of (i) any series of Preferred Stock whose terms provide that the holders of Class A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) or (ii) Common Stock. If in any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of the Class A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Class A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. In liquidation, shares of Class A Preferred Stock and Class C Preferred Stock shall rank on a pari passu basis.

        3.2 Holders of shares of Class A Preferred Stock shall not be entitled to receive any amounts with respect to any liquidation, dissolution or winding up of the Corporation other than the amounts provided in this Section 3. Neither a merger nor consolidation of the Corporation into or with another corporation nor a merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer, mortgage, pledge or lease of all or any part of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.


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     4. Class A Voting Rights.

        4.1 Except as otherwise required by law or as otherwise provided herein, the holders of Class A Preferred Stock (and the holders of any other series of Preferred Stock entitled to vote as a single class with the holders of Voting Common) shall vote together with the holders of Voting Common as a single class on all matters as to which the Voting Common is entitled to vote, and the holders of Class A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Voting Common into which their shares of Class A Preferred Stock are, as of the record date for determining shares entitled to vote on such matter, convertible pursuant to Section 6 hereof, provided, however, that the holders of Class A Preferred Stock shall not be entitled to vote in the election of Directors except as provided in Section 4.2.

        4.2 The holders of shares of Class A Preferred Stock, voting separately as a single class, shall be entitled to elect three Directors, or, if greater, that number of Directors (rounded up to the nearest whole number) that will cause the aggregate number of Directors elected by the holders of Class A Preferred Stock to equal 25% of the entire Board of Directors (including any vacancies) of the Corporation (the "Class A Directors"). Class A Directors shall be allocated as evenly as possible among all classes of Directors of the Corporation. In any election of Directors in which any Class A Director is to be elected, the holders of shares of Class A Preferred Stock shall vote solely as a separate class pursuant to this Section 4.2 and not together with the holders of Voting Common pursuant to Section 4.1. Except as provided in Section 4.3, Class A Directors may only be removed from office by vote of the holders of a majority of shares of Class A Preferred Stock outstanding, voting separately as a single class. Any vacancy among the Class A Directors may be filled only by vote of the holders of a majority of shares of Class A Preferred Stock outstanding, voting separately as a single class, or, so long as any shares of Class A Preferred Stock are outstanding, by vote of the remaining Class A Directors then in office.

        4.3 If an event constituting Cause occurs with respect to any Class A Director and such Class A Director has not been removed or replaced within 10 days after the earlier of the day the Original Majority Holder becomes aware of such event or the day the Corporation gives notice to the Original Majority Holder of such an event, the Board of Directors shall have the right, by majority vote, to remove such Class A Director.

        4.4 No amendment to the Certificate of Incorporation which alters or changes the powers, preferences or rights of the Class A Preferred Stock so as to affect them adversely shall be effective unless it has been approved by the vote of the holders of a majority of shares of Class A Preferred Stock outstanding, voting separately as a single class. The Corporation shall not issue, or enter into any commitment to issue, shares of Class A Preferred Stock except (i) pursuant to the terms of any agreement in effect on the date that the Certificate of Amendment of the Certificate of Incorporation of the Corporation establishing the powers, preferences and rights of the Class A Preferred Stock was originally filed with the Secretary of State of the State of Delaware, (ii) in payment of dividends on outstanding shares of Class A Preferred Stock as permitted by Section 2.2 above and (iii) such other issuances or issuance commitments as have been approved by the vote of the holders of a majority of the shares of Class A Preferred Stock outstanding, voting separately as a single class.

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     5. Operations Committee Membership. For so long as (i) there shall be an
Operations Committee, and (ii) the holders of shares of Class A Preferred Stock are entitled to elect at least three Class A Directors, the number of members of the Operations Committee shall be fixed at five, and three of such members shall be Class A Directors. If the size of the Board of Directors is reduced so that the holders of Class A Preferred Stock are not entitled to elect at least three members of the Board of Directors, or if the Operations Committee has not been terminated but the Original Majority Holder and its Qualified Controlled Affiliates are not entitled to elect at least three members of the Board of Directors, so long as there shall be an Operations Committee, then (i) the majority of the members of the Operations Committee shall be selected from among the Class A Directors, and (ii) the size of the Operations Committee shall be reduced to the extent required so that the Class A Directors who serve as members of the Operations Committee shall constitute a majority of the members of the Operations Committee.

     6. Conversion into Voting Common.

        6.1 Class A Conversion Right and Mandatory Conversion.

            6.1.1 Unless previously converted under Section 6.1.2, each holder of Class A Preferred Stock may at any time, and from time to time, convert any or all of such holder's shares of Class A Preferred Stock into fully paid and non-assessable shares of Voting Common in an amount equal to the quotient of (i) the aggregate Class A Stated Value of the shares of Class A Preferred Stock which are being converted to Voting Common plus an amount equal to the amount of all accrued and unpaid dividends as of the date of conversion divided by (ii) the Class A Conversion Price (determined as provided in Section 6.2) in effect at the time of such conversion. In order to exercise the conversion privilege under this Section 6.1.1, the holder of any shares of Class A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Class A Preferred Stock or a specified portion thereof into shares of Voting Common as set forth in such notice. In the event the Corporation has called the Class A Preferred Stock for redemption in connection with a prospective Change of Control, such notice of conversion from the holder may condition conversion upon consummation of such Change of Control.

            6.1.2 All shares of Class A Preferred Stock then outstanding automatically shall be converted, without further action by any of the holders of shares of Class A Preferred Stock or the Corporation, into shares of Voting Common as hereinafter provided upon the soonest to occur of (a) the one hundred eightieth (180th) day after the expiration of the covenant set forth in Section 8.3(b) of the Securities Purchase Agreement, (b) tenth anniversary of the Original Issuance Date, (c) any day after the second anniversary of the Original Issuance Date on which the Voting Power Ownership Percentage of the Original Majority Holder and its Qualified Controlled Affiliates exceeds twenty-five percent (25%) of the total voting power of all outstanding shares of capital stock of the Corporation, (d) the occurrence of a Trigger Event following any of the actions set forth in Subsections (i) (other than an event identified in Section 3.3(e)(i) of the Securities Purchase Agreement with respect to Craig O. McCaw) and (iii) through (vi), inclusive, of the definition of "Approved Trigger Event" set forth below under the heading Defined Terms, and (e) immediately upon any sale, transfer or other disposition of Voting Securities by the Original Majority Holder or any of its Qualified Controlled Affiliates, if, immediately following such sale, transfer or disposition, the Voting

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Power Ownership Percentage of the Original Majority Holder and its Qualified
Controlled Affiliates is less than 5%. Except as permitted by Section 8, if there is any transfer or other disposition of shares of Class A Preferred Stock ("Transferred Class A Shares"), directly or indirectly, by the Original Majority Holder or any Qualified Controlled Affiliate to any Person who is not a Qualified Controlled Affiliate (or the continued holding of shares of Class A Preferred Stock by any Person who was a Qualified Controlled Affiliate upon such Person's failure to meet the criteria required to be a Qualified Controlled Affiliate ("Retained Class A Shares")) (a "Class A Transfer Event"), then, effective immediately upon such Class A Transfer Event, each Transferred Class A Share and/or Retained Class A Share, as the case may be, (other than any Collateral Shares (as defined in Section 9.2), which shall be converted into shares of Class C Preferred Stock as provided in Section 9.2) shall automatically be converted, without further action by any of the holders of shares of Class A Preferred Stock or the Corporation, into shares of Voting Common as hereinafter provided. Upon conversion, shares of Class A Preferred Stock shall convert into fully paid and non-assessable shares of Voting Common in an amount equal to the quotient of (i) the aggregate Class A Stated Value of the shares of Class A Preferred Stock which are being converted to Voting Common divided by (ii) the Class A Conversion Price (determined as provided in Section 6.2) in effect at the time of such conversion. Upon (or promptly after the Corporation becomes aware of any occurrence or condition resulting in) any automatic mandatory conversion of any shares of Class A Preferred Stock pursuant to this Section 6.1.2, the Corporation shall promptly give confirmatory written notice to each holder of Class A Preferred Stock whose shares have been so converted at the address of such holder as set forth in the records of the Corporation, provided, however, that no failure to give such confirmatory notice nor any defect therein shall affect the effectiveness of any automatic mandatory conversion of any shares of Class A Preferred Stock pursuant to this Section 6.1.2.

            6.1.3 At such time as the certificate or certificates representing the Class A Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Voting Common determined pursuant to Section 6.1.1 or 6.1.2. In case of conversion under Section 6.1.1 or
Section 6.1.2 of only a part of the shares of Class A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall forthwith issue and deliver a new certificate for the number of shares of Class A Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Class A Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Voting Common into which such Class A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the shares of Class A Preferred Stock which have been converted shall represent the shares of Voting Common into which such shares of Class A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Voting Common issuable upon conversion of the Class A Preferred Stock.

        6.2 The Class A Conversion Price. The price for the conversion of the Class A Preferred Stock into Voting Common (the "Class A Conversion Price") shall, subject to adjustment as hereinafter provided, be $12.25 for each share of Voting Common.

        6.3 Adjustment of The Class A Conversion Price. The Class A Conversion Price shall be subject to adjustment as follows:

            6.3.1 In case the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock, or make a dividend or other distribution on the Common Stock in shares of Common Stock, the Class A Conversion Price shall forthwith be proportionately decreased in the case of a subdivision, dividend or distribution, or increased in the case of a combination.

            6.3.2 Shares of Common Stock issuable by way of dividend or other distribution on any capital stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution and without consideration.

            6.3.3 Whenever the Class A Conversion Price is adjusted as herein provided, the Corporation shall forthwith cause a copy of a notice to be sent by first-class mail, postage prepaid, to each holder of Class A Preferred Stock, showing in reasonable detail the facts requiring such adjustment and the Class A Conversion Price after such adjustment.

            6.3.4 No adjustment of the Class A Conversion Price shall be made if the amount of such adjustment shall be less than five cents per share of Voting Common, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to not less than five cents per share; provided that if the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock or issue any additional shares of Common Stock as a dividend, such amount of five cents per share (as theretofore increased or decreased, if such amount shall have been adjusted in accordance with the provisions of this
Section 6.3.4) shall forthwith be proportionately increased in the case of a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same.

            6.3.5 In case of any Organic Change, the holder of each share of Class A Preferred Stock then outstanding shall thereafter have the right to receive upon conversion the kind and amount of shares of stock and other securities and property receivable upon such Organic Change by a holder of the number of shares of Common Stock which the holder of such share of Class A Preferred Stock would have had the right to receive upon conversion immediately prior to such Organic Change, at a price equal to the Class A Conversion Price then in effect pertaining to such share of Class A Preferred Stock.

            6.3.6 No adjustment of the Class A Conversion Price shall be made and no deemed conversion into Common Stock as contemplated by Section 6.3.5 shall occur upon the consolidation of the Corporation with or its merger, directly or indirectly, with or into any other corporation if (i) the corporation resulting from such consolidation or surviving such merger shall have consolidated net worth at least equal to the consolidated net worth of the Corporation immediately before the merger, (ii) the surviving or resulting corporation shall have no class of shares (either authorized or outstanding) ranking prior to or on a parity with any then outstanding Class A Preferred Stock (other than any such class of shares with terms identical in all material respects to any class of capital stock of the Corporation in existence on or prior to the effective time of such consolidation or merger), (iii) the surviving or resulting corporation shall have authorized shares of a class or series of preferred stock equal in number and having the same express rights and preferences as any then outstanding shares of Class A Preferred Stock, and (iv) each holder of Class A Preferred Stock immediately preceding such consolidation or merger shall receive in the consolidation or merger the same number of shares with the same rights and preferences of the resulting or surviving corporation. In the event of a merger or consolidation of the Corporation with or into another corporation the consolidated net worth of the Corporation and the consolidated net worth of the resulting or surviving corporation each shall be calculated (in the case of such resulting or surviving corporation, on a pro forma basis) as of the end of the calendar quarter immediately preceding the proposed consolidation or merger.

            6.3.7 Irrespective of any adjustments in the Class A Conversion Price or the number or kind of shares purchasable upon conversion of shares of Class A Preferred Stock, certificates representing shares of Class A Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares previously stated in the certificates for shares of Class A Preferred Stock.

            6.3.8 The Corporation may retain a firm of independent public accountants of recognized standing, which may be the firm regularly retained by the Corporation, selected by the Board of Directors of the Corporation, to make any computation required under this Section 6.3, and a certification by such firm shall be conclusive evidence of the correctness of any computation made under this Section 6.3.

        6.4 Fractional Interests. The Corporation may, but shall not be required to, issue fractions of shares of Voting Common on the conversion of Class A Preferred Stock. If any fraction of a share of Voting Common would, except for the provisions of this Section 6.4, be issuable on the conversion of any Class A Preferred Stock, the Corporation may, in lieu of issuing such fractional share, either (a) pay in cash an amount equal to the current value of such fraction, computed on the basis of (i) if the Voting Common is listed on a national securities exchange or the NASDAQ-NMS, the last sales price or (ii) if the Voting Common is not listed on a national securities exchange or the NASDAQ-NMS but is regularly quoted in the automated quotation system of the NASD, or any successor thereto, the last bid price, or if there is no reported last bid, the average of the bid prices, in either case on the last business day prior to the date of exercise, or, if such computations cannot be made as aforesaid, as the Board of Directors of the Corporation may in good faith determine or (b) round such fraction up to a whole share of Voting Common.

     7. Redemption of Class A Preferred Stock.

        7.1 Corporation's Right to Redeem. Upon or at any time after a Change of Control, all of the outstanding shares of Class A Preferred Stock shall be redeemable effective not earlier than upon the consummation of any transaction that constitutes a Change of Control at the option of the Corporation, out of funds legally available therefor, in whole but not in part, at a redemption price of $36.75 per share of Class A Preferred Stock, plus an amount equal to all accrued or declared but unpaid dividends thereon (the "Class A Redemption Price").

     7.2 Class A Redemption Notice.

            7.2.1 If an event constituting a Change of Control occurs, or the Corporation's Board of Directors approves, or the Corporation enters into an agreement providing for, a transaction, event or development that constitutes (or would constitute if consummated) a Change of Control, the Corporation may call the outstanding shares of Class A Preferred Stock for redemption and set a date for the redemption which date shall not be earlier than the date such Change of Control is consummated (the "Class A Redemption Date"). In the event of a prospective Change of Control, the redemption shall be conditioned upon the consummation of such Change of Control. Notice of such proposed redemption (the "Class A Redemption Notice") shall be mailed at least 45 days prior to the Class A Redemption Date to all holders of shares of Class A Preferred Stock at their respective addresses as the same shall appear on the stock record books of the Corporation. The Class A Redemption Notice shall be conclusively presumed to have been given with respect to the shares of Class A Preferred Stock whether or not the holders thereof receive the Class A Redemption Notice. Each Class A Redemption Notice shall state (i) the Class A Redemption Date, (ii) the Class A Redemption Price, (iii) the place or places where such shares of Class A Preferred Stock are to be surrendered, and (iv) that dividends on shares of Class A Preferred Stock to be redeemed shall cease to accrue on the Class A Redemption Date. No defect in any such notice as to any shares of Class A Preferred Stock shall affect the proceedings for the redemption of any shares of Class A Preferred Stock.

            7.2.2 Upon surrender in accordance with the Class A Redemption Notice of the certificates for any shares of Class A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares of Class A Preferred Stock shall be redeemed by the Corporation which shall make payment to the surrendering holder in an amount equal to the product of the applicable Class A Redemption Price multiplied by the number of shares of Class A Preferred Stock being surrendered by such holder for redemption.

            7.2.3 Notwithstanding the foregoing, if the Corporation's Class A Redemption Notice has been given pursuant to this Section 7 and any holder of shares of Class A Preferred Stock shall, prior to the close of business on the third Business Day preceding the Class A Redemption Date, give written notice to the Corporation in accordance with the provisions of Section 6.1.1 that it desires to convert its shares of Class A Preferred Stock (accompanied by a certificate or certificates for such shares of Class A Preferred Stock, duly endorsed or assigned to the Corporation), then the conversion of such shares of Class A Preferred Stock shall become effective as provided in Section 6.

        7.3 Payment Prior to Class A Redemption Date.

            7.3.1 If such Class A Redemption Notice shall have been duly given as provided above, or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization to give or complete such Class A Redemption Notice, and if prior to the applicable Class A Redemption Date the funds necessary for such redemption shall have been deposited by the Corporation with a bank or trust company in good standing (which bank or trust company shall have been identified in a written notice given to the holders whose shares of Class A Preferred Stock are to be redeemed), organized under the laws of the United States of America or a State thereof, having a capital surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, in trust for the pro rata benefit of the holders of the shares of Class A Preferred Stock so called for or otherwise subject to redemption, so as to be, and to continue to be, available therefor, then, notwithstanding that any certificate for shares of Class A Preferred Stock so called for or otherwise subject to redemption shall not have been surrendered for cancellation, all shares of Class A Preferred Stock so called for or otherwise subject to redemption shall no longer be deemed to be outstanding on and after such Class A Redemption Date, and all rights with respect to such shares shall forthwith cease and terminate at the close of business on such Class A Redemption Date, except only the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, without interest. Any interest accrued on any funds so deposited shall be the property of the Corporation and shall be paid to the Corporation from time to time.

            7.3.2 Any funds set aside or deposited, as the case may be, in accordance with Section 7.3.1 above that remain unclaimed at the end of one year from the applicable Class A Redemption Date shall be released or repaid to the Corporation, after which the holders of the shares of Class A Preferred Stock so called for redemption shall look only to the Corporation for payment of the amount payable on redemption thereof, without interest, subject to the applicable law of escheat.

     8. Transfer Restrictions

        8.1 Prohibition on Transfer. No holder of shares of Class A Preferred Stock shall, directly or indirectly, make any sale, transfer, pledge, assignment or other disposition of Class A Preferred Stock or any interest therein, except for transfers to Qualified Controlled Affiliates or other transfers to Persons under circumstances contemplated by Section 8.2.

        8.2 Right to Pledge. Shares of Class A Preferred Stock may be assigned or pledged as collateral to an Eligible Secured Party but only if the terms of the assignment or pledge require, and the Eligible Secured Party agrees to give, a written notice to the Chairman, President, and Secretary of the Corporation not less than five business days before the Eligible Secured Party takes any action to sell or otherwise realize on the Class A Preferred Stock held as collateral. The notice required by this Section 8.2 shall be effective when received.

     9. Mandatory Conversion into Class C Preferred Stock.

        9.1 Mandatory Conversion of All Shares of Class A Preferred Stock. Notwithstanding anything herein to the contrary, upon (a) the date on which the Original Majority Holder and all Qualified Controlled Affiliates hold, in the aggregate, less than fifty-one percent (51%) of the total number of shares of the Class A Preferred Stock at the time outstanding, or (b) the occurrence of an event identified in Section 3.3(e)(i) of the Securities Purchase Agreement constituting Cause with respect to Craig O. McCaw, then, effective immediately upon such event, each outstanding share of Class A Preferred Stock, and each share of Class A Preferred Stock required to be issued in payment of all accrued and unpaid dividends on the Class A Preferred Stock to the date of the conversion pursuant to Section 2.2, automatically shall be converted, without further action by any of the holders of the Class A Preferred Stock or the Corporation, into an equal number of fully paid and nonassessable shares of Class C Preferred Stock.

        9.2 Mandatory Conversion of Collateral Shares. Notwithstanding anything herein to the contrary, upon any Eligible Secured Party which holds a pledge of Class A Preferred Stock or who otherwise holds Class A Preferred Stock as security, taking title to or selling or otherwise transferring shares of the Class A Preferred Stock (the "Collateral Shares") held as collateral (a "Foreclosure Event"), then, effective immediately upon such Foreclosure Event, each Collateral Share shall automatically be converted, without further action by any of the holders of Class A Preferred Stock or the Corporation, into one fully paid and nonassessable share of Class C Preferred Stock.

        9.3 Notice and Delivery of Certificates. Upon (or promptly after the Corporation becomes aware of any occurrence or condition resulting in) any automatic mandatory conversion of any shares of Class A Preferred Stock pursuant to this Section 9, the Corporation shall promptly give confirmatory written notice to each holder of Class A Preferred Stock whose shares have been so converted at the address of such holder as set forth in the records of the Corporation, provided, however, that no failure to give such confirmatory notice nor any defect therein shall affect the effectiveness of any automatic mandatory conversion of any shares of Class A Preferred Stock pursuant to this Section 9. Any such holders shall deliver to the Corporation the certificate or certificates representing the shares of Class A Preferred Stock that have been so converted and such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Class C Preferred Stock into which the shares of Class A Preferred Stock so surrendered have been converted. In case of conversion under Section 9.2 of only a part of the shares of Class A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall forthwith issue and deliver a new certificate for the number of shares of Class A Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Class A Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the shares of Class C Preferred Stock into which such shares of Class A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the shares of Class A Preferred Stock which have been converted shall represent the shares of Class C Preferred Stock into which such shares of Class A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Class C Preferred Stock issuable upon conversion of the Class A Preferred Stock.

     10. Other Provisions.

        10.1 Reservation of Shares. The Corporation shall at all times reserve from its authorized Voting Common and Class C Preferred Stock a sufficient number of shares to provide for conversion of all Class A Preferred Stock from time to time outstanding. As a condition precedent to the taking of any action which would cause an adjustment reducing the Class A

Conversion Price, the Corporation will take such corporate action as may be necessary in order that it may validly and legally issue to holders of Class A Preferred Stock upon conversion fully paid and non-assessable shares of Voting Common at such adjusted Class A Conversion Price. If the Voting Common issuable upon conversion of the Class A Preferred Stock is listed on any national securities exchange or automated quotation system of NASD, the Corporation will cause within 60 days of any such conversion, all shares reserved for such conversion to be listed on such exchange or automated quotation system, subject to official notice of issuance upon such conversion.

     10.2   Notice of Certain Events.  If, at any time, the Corporation shall:

            10.2.1 Declare any dividend or other distribution upon its Common Stock;

            10.2.2 Propose any capital reorganization or any reclassification of capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any conveyance of all or substantially all the assets of the Corporation, or any voluntary dissolution or liquidation (or if any involuntary dissolution or liquidation of the Corporation shall be effected); or

            10.2.3 Propose to issue to holders of its Common Stock rights to purchase or subscribe for capital stock or securities convertible into or exchangeable for capital stock; then, and in each such case, the Corporation shall cause to be given to the holders of the Class A Preferred Stock, at least 30 days prior to the date specified in clause (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, or liquidation is to take place and the date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, or liquidation. Such mailing shall be a condition precedent to the taking of the action proposed to be taken by the Corporation.

        10.3 Adjustments to Class A Conversion Price. Before taking any action which would cause an adjustment reducing the Class A Conversion Price below the then par value (if any) of the shares of Voting Common issuable upon conversion of Class A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Voting Common at such adjusted Class A Conversion Price.

        10.4 Cancellation of Shares of Class A Preferred Stock. No share or shares of Class A Preferred Stock acquired by the Corporation for any reason shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Class A Preferred Stock which the Corporation shall be authorized to issue.

        10.5 Record Holders. The Corporation and its transfer agent, if any, for the Class A Preferred Stock may deem and treat the record holder of any shares of Class A Preferred

Stock as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Class  B Convertible Preferred Stock

     1. Class B Stated Value. Each share of Class B Convertible Redeemable Preferred Stock of the par value $.01 per share (the "Class B Preferred Stock") shall have a stated value of $1.00 per share (the "Class B Stated Value").

     2. Dividends.

        2.1 No dividend or other distribution shall be declared or paid on the Common Stock of the Corporation unless a dividend is declared or paid on each share of the Class B Preferred Stock in an equal amount per share. Except as and to the extent provided in the preceding sentence and except for any dividend pursuant to Section 2.2, which shall rank senior in all respects to the dividend rights of any shares of any other series or class of stock of the Corporation, the dividend and distribution rights of the Class B Preferred Stock shall be subordinate and junior in all respects to the dividend and distribution rights of any shares of any other series or class of the preferred stock of the Corporation, whether now or hereafter authorized, unless the terms of such class or series shall expressly state that the dividend or distribution rights of shares of such series or class shall be pari passu with, or junior or subordinate to, those of the Class B Preferred Stock.

        2.2 If at any time the Corporation shall have incurred an obligation pursuant to Section 3.3(b) of the Securities Purchase Agreement to pay a lump sum payment in the amount of $25,000,000 and any portion of that amount remains unpaid 15 days following the date such amount first becomes payable thereunder (such amount, the "Amount Due"), and funds are legally available for the payment of dividends, a dividend in the amount of the Amount Due in the aggregate, automatically and immediately, without further action by the Board, shall be declared and immediately paid on and with respect to the outstanding shares of Class B Preferred Stock (to be shared in an equal amount per share). Upon such payment, the obligation pursuant to Section 3.3(b) of the Securities Purchase Agreement shall be extinguished in an amount equal to the amount of such payment.

     3. Class B Liquidation Rights.

        3.1 In the event of any liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Class B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to One Dollar ($1.00). All preferential amounts to be paid to the holders of Class B Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid after the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Class A Preferred Stock and the Class C Preferred Stock, and the holders of any other class or series of preferred stock of the Corporation, whether now or hereafter authorized, unless the terms of such class or series shall expressly state that the rights of the holders of the Class B Preferred Stock in the distribution of any amount or assets made in connection with the dissolution, liquidation or winding up of the Corporation shall be pari passu with, or superior or senior to, the rights of the holders of such other class or series of preferred stock, but the holders of Class B Preferred Stock shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of Common Stock.

        3.2 Neither a merger nor consolidation of the Corporation into or with another corporation nor a merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer, mortgage, pledge or lease of all or any part of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

     4. Class B Voting Rights.

        4.1 Except as otherwise required by law or as otherwise provided herein, the holders of Class B Preferred Stock shall have no voting rights or powers. On all matters as to which they are entitled to vote, the holders of Class B Preferred Stock shall be entitled to one vote per share of Class B Preferred Stock and shall vote separately as a single class.

        4.2 The holders of shares of Class B Preferred Stock, voting separately as a class (but with such holders entitled to vote only after all other classes or series of the capital stock of the Corporation, which are entitled to vote in the election of any Directors of the Corporation, have voted in the election of Directors at any general or special meeting of the stockholders held for such purpose), shall be entitled to elect that number of Directors, if any, that would cause the percentage of the Board of Directors elected by the holders of the Class B Preferred Stock to be equal to the aggregate Voting Power Ownership Percentage of that holder of Class B Preferred Stock who, together with its Controlled Affiliates (collectively, the "Majority Holder"), owns a majority of the outstanding shares of the Class B Preferred Stock (determined as of the record date for determining shares eligible to vote on such matter) (rounded down to the nearest whole number of Directors) (such total number of Directors entitled to be elected by the holders of the Class B Preferred Stock, reduced as indicated in the following proviso, referred to as the "Proportionate Number of Directors"); provided, however, that for purposes of this Section 4.2, the number of Directors entitled to be elected by the holders of the Class B Preferred Stock shall be reduced by the number of Directors that are members of the Corporation's Board of Directors who were nominees of, or were elected by, the Majority Holder (or any of its Affiliates) (whether by contract or pursuant to the terms of any other class or series of the Corporation's capital stock). Those individuals elected to the Board of Directors by vote of the Class B Preferred Stock pursuant to this Section 4.2 are referred to herein as the "Class B Directors." For purposes of this Section 4, the aggregate Voting Power Ownership Percentage of the Majority Holder shall be calculated (i) with respect to any election of Directors, as of the date as of which a record is to be taken to determine the holders of securities entitled to vote at such election, or
(ii) with respect to the filling of any vacancy among the Class B Directors, as of the date such vacancy was created.

        4.3 Except as provided in Section 4.4, Class B Directors may only be removed from office by the vote of the holders of a majority of shares of Class B Preferred Stock outstanding, voting separately as a single class. Any vacancy among the Class B Directors may be filled only by the vote of the holders of a majority of shares of Class B Preferred Stock outstanding, voting separately as a single class, or, so long as any shares of Class B Preferred Stock are outstanding, by vote of the remaining Class B Directors then in office.

        4.4 If an event constituting Cause occurs with respect to any Class B Director and such Class B Director has not been removed or replaced within 10 days after the earlier of the day the Original Majority Holder becomes aware of such event or the day the Corporation gives notice to the Original Majority Holder of such an event, the Board of Directors shall have the right, by majority vote, to remove such Class B Director.

        4.5 No amendment to the Certificate of Incorporation which alters or changes the powers, preferences or special rights of the Class B Preferred Stock so as to affect them adversely shall be effective and no issuance of any shares of Class B Preferred Stock, other than as part of the package of securities of the Corporation issued in connection with the original issuance of shares of Class A Preferred Stock to the original holders thereof, shall be permitted, unless it has been approved by the vote of the holders of a majority of shares of the Class B Preferred Stock outstanding, voting separately as a single class.

     5. Operations Committee Membership. If at any time, (i) there shall be an Operations Committee, and (ii) none of the shares of Class A Preferred Stock are outstanding, a sufficient number of Class B Directors shall be members of the Operations Committee such that a majority of the members of the Operations Committee shall be Investor Directors.

     6. Conversion.

        6.1 Upon (i) any sale, transfer or other disposition of Voting Securities by the Original Majority Holder or any of its Qualified Controlled Affiliates, if, immediately following such sale, transfer or disposition, the Voting Power Ownership Percentage of the Original Majority Holder and its Qualified Controlled Affiliates is less than 5%, (ii) any date on which the Original Majority Holder and its Controlled Affiliates hold, in the aggregate, less than (51%) of the total number of shares of the Class B Preferred Stock at the time outstanding, (iii) any transfer or other disposition of any shares of Class B Preferred Stock by the Original Majority Holder or any of its Qualified Controlled Affiliates to any Person who is not a Qualified Controlled Affiliate, or the continued holding of such shares by any such Person who was a Qualified Controlled Affiliate upon such Person's failure to meet the criteria required to be a Qualified Controlled Affiliate or (iv) the consummation of any transaction that constitutes a Change of Control, each outstanding share of Class B Preferred Stock automatically shall be converted, without further action by any of the holders of the Class B Preferred Stock or the Corporation, into one fully paid and nonassessable share of Common Stock.

        6.2 Upon (or promptly after the Corporation becomes aware of any occurrence or condition resulting in) any automatic mandatory conversion of any shares of Class B Preferred Stock pursuant to Section 6.1, the Corporation shall promptly give confirmatory written notice to each holder of Class B Preferred Stock whose shares have been so converted at the address of such holder as set forth in the records of the Corporation, provided, however, that no failure to give such confirmatory notice nor any defect therein shall affect the effectiveness of any automatic mandatory conversion of any shares of Class B Preferred Stock pursuant to this Section 6. Any such holders shall deliver to the Corporation the certificates representing the shares of Class B Preferred Stock being so converted and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock into which the shares of Class B Preferred Stock so surrendered have been converted. Until such time as the certificate or certificates representing Class B Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the shares of Common Stock into which such shares of Class B Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the shares of Class B Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Class B Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of such shares of Common Stock issuable upon conversion of the Class B Preferred Stock.

     7. Prohibition on Transfer. No holder of shares of Class B Preferred Stock shall make any sale, transfer, pledge, assignment or other disposition of Class B Preferred Stock or any interest therein, except for transfers to Qualified Controlled Affiliates.

     8. Cancellation of Shares of Class B Preferred Stock. No share or shares of Class B Preferred Stock acquired by the Corporation by any reason shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Class B Preferred Stock which the Corporation shall be authorized to issue.

Class C Convertible Redeemable Preferred Stock

     1. Class C Stated Value. Each share of Class C Convertible Redeemable Preferred Stock of the par value $.01 per share (the "Class C Preferred Stock") shall have a stated value of $36.75 (the "Class C Stated Value"). The Corporation shall issue fractional shares of Class C Preferred Stock upon the original issuance, transfer or exchange of a Class C Preferred Stock share, unless the Corporation and the holder of such Class C Preferred Stock share agree upon a payment in lieu of any such fractional share.

     2. Dividends. No dividend or other distribution shall be declared or paid on the Common Stock of the Corporation unless a dividend is declared or paid on each share of the Class C Preferred Stock in an amount equal to the amount that would have been paid on the number of shares of Common Stock into which such share of Class C Preferred Stock would be convertible as of the record date for such declaration or payment if all such shares of Common Stock had been issued upon conversion of the Class C Preferred Stock on such record date and such dividends or distributions payable on the Class C Preferred Stock pursuant to this Section 2 shall be declared and paid in the same medium as that in which the dividends or distributions on the Common Stock giving rise thereto has been declared and is to be paid.

     3. Class C Liquidation Rights.

        3.1 In the event of any liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Class C Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the sum of (A) its Class C Stated Value, plus (B) an amount equal to the amount of all declared but unpaid dividends or distributions thereon payable pursuant to Section 2.1. All preferential amounts to be paid to the holders of Class C Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of (i) any series of Preferred Stock whose terms provide that the holders of Class C Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) or (ii) Common Stock. If in any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of the Class C Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Class C Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. In liquidation, shares of Class A Preferred Stock and Class C Preferred Stock shall rank on a pari passu basis.

        3.2 Holders of shares of Class C Preferred Stock shall not be entitled to receive any amounts with respect to any liquidation, dissolution or winding up of the Corporation other than the amounts provided in this Section 3. Neither a merger nor consolidation of the Corporation into or with another corporation nor a merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer, mortgage, pledge or lease of all or any part of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

     4. Class C Voting Rights.

        4.1 Except as otherwise required by law or as otherwise provided herein, the holders of Class C Preferred Stock (and the holders of any other series of Preferred Stock entitled to vote as a single class with the holders of Voting Common) shall vote together with the holders of Voting Common as a single class on all matters as to which the Voting Common is entitled to vote, and the holders of Class C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Voting Common into which their shares of Class C Preferred Stock are, as of the record date for determining shares entitled to vote on such matter, convertible pursuant to Section 5 hereof.

        4.2 No amendment to the Certificate of Incorporation which alters or changes, in any way, the powers, preferences or rights of the Class C Preferred Stock shall be effective if such alteration or change adversely affects the holders of Class C Preferred Stock unless it has been approved by the vote of the holders of a majority of shares of Class C Preferred Stock outstanding, voting separately as a single class.

     5. Conversion into Voting Common.

        5.1 Class C Conversion Right and Mandatory Conversion.

            5.1.1 Unless previously converted under Section 5.1.2, each holder of Class C Preferred Stock may at any time, and from time to time, convert any or all of such holder's shares of Class C Preferred Stock into fully paid and non-assessable shares of Voting

Common in an amount equal to the quotient of (i) the aggregate Class C Stated Value of the shares of Class C Preferred Stock which are being converted to Voting Common divided by (ii) the Class C Conversion Price (determined as provided in Section 5.2) in effect at the time of such conversion. In order to exercise the conversion privilege under this Section 5.1.1, the holder of any shares of Class C Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Class C Preferred Stock or a specified portion thereof into shares of Voting Common as set forth in such notice. In the event the Corporation has called the Class A Preferred Stock for redemption in connection with a prospective Change of Control, such notice of conversion from the holder may condition conversion upon consummation of such Change of Control.

            5.1.2 All shares of Class C Preferred Stock then outstanding automatically shall be converted, without further action by any of the holders of shares of Class C Preferred Stock or the Corporation, into shares of Voting Common as hereinafter provided upon the soonest to occur of (a) the one hundred eightieth (180th) day after the expiration of the covenant set forth in Section 8.3(b) of the Securities Purchase Agreement, (b) tenth anniversary of the Original Issuance Date, (c) any day after the second anniversary of the Original Issuance Date on which the Voting Power Ownership Percentage of the Original Majority Holder and its Qualified Controlled Affiliates exceeds twenty-five percent (25%) of the total voting power of all outstanding shares of capital stock of the Corporation, (d) the occurrence of a Trigger Event following any of the actions set forth in Subsections (i) (other than an event identified in Section 3.3(e)(i) of the Securities Purchase Agreement with respect to Craig O. McCaw) and (iii) through (vi), inclusive, of the definition of "Approved Trigger Event" set forth below under the heading Defined Terms, and (e) immediately upon any sale, transfer or other disposition of Voting Securities by the Original Majority Holder or any of its Qualified Controlled Affiliates, if, immediately following such sale, transfer or disposition, the Voting Power Ownership Percentage of the Original Majority Holder and its Qualified Controlled Affiliates is less than 5%. If there is any transfer or other disposition of shares of Class C Preferred Stock ("Transferred Class C Shares") by the Original Majority Holder or any Qualified Controlled Affiliate to any Person who is not a Qualified Controlled Affiliate (or the continued holding of shares of Class C Preferred Stock by any Person who was a Qualified Controlled Affiliate upon such Person's failure to meet the criteria required to be a Qualified Controlled Affiliate ("Retained Class C Shares")) (a "Class C Transfer Event"), then effective immediately upon such Class C Transfer Event, each Transferred Class C Share and/or Retained Class C Share shall automatically be converted, without further action by any of the holders of shares of Class C Preferred Stock or the Corporation, into shares of Voting Common as hereinafter provided. Upon conversion, shares of Class C Preferred Stock shall convert into fully paid and non-assessable shares of Voting Common in an amount equal to the quotient of (i) the aggregate Class C Stated Value of the shares of Class C Preferred Stock which are being converted to Voting Common divided by (ii) the Class C Conversion Price (determined as provided in Section 5.2) in effect at the time of such conversion. Upon (or promptly after the Corporation becomes aware of any occurrence or condition resulting in) any automatic mandatory conversion of any shares of Class C Preferred Stock pursuant to this Section 5.1.2, the Corporation shall promptly give confirmatory written notice to each holder of Class C Preferred Stock whose shares have been so converted at the address of such holder as set forth in the records of the Corporation, provided, however, that no failure to give such notice nor any defect therein shall affect the effectiveness of any automatic mandatory conversion of any shares of Class C Preferred Stock pursuant to this Section 5.1.2.

            5.1.3 At such time as the certificate or certificates representing the Class C Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Voting Common determined pursuant to Section 5.1.1 or 5.1.2. In case of conversion under Section 5.1.1 of only a part of the shares of Class C Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall forthwith issue and deliver a new certificate for the number of shares of Class C Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Class C Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Voting Common into which such Class C Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the shares of Class C Preferred Stock which have been converted shall represent the shares of Voting Common into which such shares of Class C Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Voting Common issuable upon conversion of the Class C Preferred Stock.

        5.2 Class C Conversion Price. The price for the conversion of the Class C Preferred Stock into Voting Common (the "Class C Conversion Price") shall, subject to adjustment as hereinafter provided, be $12.25 for each share of Voting Common.

        5.3 Adjustment of the Class C Conversion Price. The Class C Conversion Price shall be subject to adjustment as follows:

            5.3.1 In case the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock, or make a dividend or other distribution on the Common Stock in shares of Common Stock, the Class C Conversion Price shall forthwith be proportionately decreased in the case of a subdivision, dividend or distribution, or increased in the case of a combination.

            5.3.2 Shares of Common Stock issuable by way of dividend or other distribution on any capital stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution and without consideration.

            5.3.3 Whenever the Class C Conversion Price is adjusted as herein provided, the Corporation shall forthwith cause a copy of a notice to be sent by first-class mail, postage prepaid, to each holder of Class C Preferred Stock, showing in reasonable detail the facts requiring such adjustment and the Class C Conversion Price after such adjustment.

            5.3.4 No adjustment of the Class C Conversion Price shall be made if the amount of such adjustment shall be less than five cents per share of Voting Common, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to not less than five cents per share; provided that if the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock or issue any additional shares of Common Stock as a dividend, such amount of five cents per share (as theretofore increased or decreased, if such amount shall have been adjusted in accordance with the provisions of this Section 5.3.4) shall forthwith be proportionately increased in the case of a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same.

            5.3.5 In case of any Organic Change, the holder of each share of Class C Preferred Stock then outstanding shall thereafter have the right to receive upon conversion the kind and amount of shares of stock and other securities and property receivable upon such Organic Change by a holder of the number of shares of Common Stock which the holder of such share of Class C Preferred Stock would have had the right to receive upon conversion immediately prior to such Organic Change, at a price equal to the Class C Conversion Price then in effect pertaining to such share of Class C Preferred Stock.

            5.3.6 No adjustment of the Class C Conversion Price shall be made and no deemed conversion into Common Stock as contemplated by Section 5.3.5 shall occur upon the consolidation of the Corporation with or its merger, directly or indirectly, with or into any other corporation if (i) the corporation resulting from such consolidation or surviving such merger shall have consolidated net worth at least equal to the consolidated net worth of the Corporation immediately before the merger, (ii) the surviving or resulting corporation shall have no class of shares (either authorized or outstanding) ranking prior to or on a parity with any then outstanding Class C Preferred Stock (other than any such class of shares with terms identical to any class of capital stock of the Corporation in existence on or prior to the effective time of such consolidation or merger), (iii) the surviving or resulting corporation shall have authorized shares of a class or series of preferred stock equal in number and having the same express rights and preferences as any then outstanding shares of Class C Preferred Stock, and (iv) each holder of Class C Preferred Stock immediately preceding such consolidation or merger shall receive in the consolidation or merger the same number of shares with the same rights and preferences of the resulting or surviving corporation. In the event of a merger or consolidation of the Corporation with or into another corporation the consolidated net worth of the Corporation and the consolidated net worth of the resulting or surviving corporation each shall be calculated (in the case of such resulting or surviving corporation, on a pro forma basis) as of the end of the calendar quarter immediately preceding the proposed consolidation or merger.

            5.3.7 Irrespective of any adjustments in the Class C Conversion Price or the number or kind of shares purchasable upon conversion of shares of Class C Preferred Stock, certificates representing shares of Class C Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares previously stated in the certificates for shares of Class C Preferred Stock.

            5.3.8 The Corporation may retain a firm of independent public accountants of recognized standing, which may be the firm regularly retained by the Corporation, selected by the Board of Directors of the Corporation, to make any computation required under this Section 5.3, and a certification by such firm shall be conclusive evidence of the correctness of any computation made under this Section 5.3.

        5.4 Fractional Interests. The Corporation may, but shall not be required to, issue fractions of shares of Voting Common on the conversion of Class C Preferred Stock. If any fraction of a share of Voting Common would, except for the provisions of this Section 5.4, be issuable on the conversion of any Class C Preferred Stock, the Corporation may, in lieu of issuing such fractional share, either (a) pay cash in an amount equal to the current value of such fraction, computed on the basis of (i) if the Voting Common is listed on a national securities exchanger or the NASDAQ-NMS, the last sales price or (ii) if the Voting Common is not listed on a national securities exchange or the NASDAQ-NMS but is regularly quoted in the automated quotation system of the NASD, or any successor thereto, the last bid price, or if there is no reported last bid, the average of the bid prices, in either case on the last business day prior to the date of exercise, or, if such computations cannot be made as aforesaid, as the Board of Directors of the Corporation may in good faith determine or (b) round such fraction up to a whole share of Voting Common.

     6. Redemption of Class C Preferred Stock.

        6.1 Corporation's Right to Redeem. Upon or at any time after a Change of Control, all of the outstanding shares of Class C Preferred Stock shall be redeemable effective not earlier than upon the consummation of any transaction that constitutes a Change of Control at the option of the Corporation, out of funds legally available therefor, in whole but not in part, at a redemption price of $36.75 per share of Class C Preferred Stock, plus an amount equal to all accrued or declared but unpaid dividends thereon (the "Class C Redemption Price").

        6.2 Class C Redemption Notice.

            6.2.1 If an event constituting a Change of Control occurs, or the Corporation's Board of Directors approves, or the Corporation enters into an agreement providing for, a transaction, event or development that constitutes (or would constitute if consummated) a Change of Control, the Corporation may call the outstanding shares of Class A Preferred Stock for redemption and set a date for the redemption which date shall not be earlier than the date such Change of Control is consummated (the "Class C Redemption Date"). In the event of a prospective Change of Control, the redemption shall be conditioned upon the consummation of such Change of Control. Notice of such proposed redemption (the "Class C Redemption Notice") shall be mailed at least 45 days prior to the Class C Redemption Date to all holders of shares of Class C Preferred Stock at their respective addresses as the same shall appear on the stock record books of the Corporation. The Class C Redemption Notice shall be conclusively presumed to have been given with respect to the shares of Class C Preferred Stock whether or not the holders thereof receive the Class C Redemption Notice. Each Class C Redemption Notice shall state (i) the Class C Redemption Date, (ii) the Class C Redemption Price, (iii) the place or places where such shares of Class C Preferred Stock are to be surrendered, and (iv) that dividends on shares of Class C Preferred Stock to be redeemed shall cease to accrue on the Class C Redemption Date. No defect in any such notice as to any shares of Class C Preferred Stock shall affect the proceedings for the redemption of any shares of Class C Preferred Stock.

            6.2.2 Upon surrender in accordance with the Class C Redemption Notice of the certificates for any shares of Class C Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares of Class C Preferred Stock shall be redeemed by the Corporation which shall make payment to the surrendering holder in an amount equal to the product of the applicable Class C Redemption Price multiplied by the number of shares of Class C Preferred Stock being surrendered by such holder for redemption.

         6.2.3 Notwithstanding the foregoing, if the Corporation's Class C Redemption Notice has been given pursuant to this Section 6 and any holder of shares of Class C Preferred Stock shall, prior to the close of business on the third Business Day preceding the Class C Redemption Date, give written notice to the Corporation in accordance with the provisions of Section 5.1.1 that it desires to convert its shares of Class C Preferred Stock (accompanied by a certificate or certificates for such shares of Class C Preferred Stock, duly endorsed or assigned to the Corporation), then the conversion of such shares of Class C Preferred Stock shall become effective as provided in Section 5.

     6.3 Payment Prior to Class C Redemption Date.

         6.3.1 If such Class C Redemption Notice shall have been duly given as provided above, or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization to give or complete such Class C Redemption Notice, and if prior to the applicable Class C Redemption Date the funds necessary for such redemption shall have been deposited by the Corporation with a bank or trust company in good standing (which bank or trust company shall have been identified in a written notice given to the holders whose shares of Class C Preferred Stock are to be redeemed), organized under the laws of the United States of America or a State thereof, having a capital surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, in trust for the pro rata benefit of the holders of the shares of Class C Preferred Stock so called for or otherwise subject to redemption, so as to be, and to continue to be, available therefor, then, notwithstanding that any certificate for shares of Class C Preferred Stock so called for or otherwise subject to redemption shall not have been surrendered for cancellation, all shares of Class C Preferred Stock so called for or otherwise subject to redemption shall no longer be deemed to be outstanding on and after such Class C Redemption Date, and all rights with respect to such shares shall forthwith cease and terminate at the close of business on such Class C Redemption Date, except only the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, without interest. Any interest accrued on any funds so deposited shall be the property of the Corporation and shall be paid to the Corporation from time to time.

         6.3.2 Any funds set aside or deposited, as the case may be, in accordance with Section 6.3.1 above that remain unclaimed at the end of one year from the applicable Class C Redemption Date shall be released or repaid to the Corporation, after which the holders of the shares of Class C Preferred Stock so called for redemption shall look only to the Corporation for payment of the amount payable on redemption thereof, without interest, subject to the applicable law of escheat.

        6.4 Corporation's Right to Designate a Purchaser. Notwithstanding the foregoing, if the Corporation is entitled to call for redemption all of the outstanding shares of

Class C Preferred Stock pursuant to Section 6.1, each holder of Class C Preferred Stock shall, at the request of the Corporation, sell to a Person designated by the Corporation all (but not less than all) of its shares of Class C Preferred Stock for a cash purchase price equal to the Class C Redemption Price. No such sale shall occur earlier than the date of the Change of Control relating to the Corporation's right to call all of the outstanding shares of Class C Preferred Stock for redemption, and any holder of Class C Preferred Stock shall be entitled to convert any outstanding shares of Class C Preferred Stock into shares of Voting Common as provided in Section 5 by giving written notice to the Corporation in accordance with the provisions of Section 5.1.1 (accompanied by a certificate or certificates for such shares of Class C Preferred Stock, duly endorsed or assigned to the Corporation), which conversion may be conditioned upon the consummation of such Change of Control.

     7. Other Provisions.

        7.1 Reservation of Voting Common. The Corporation shall at all times reserve from its authorized Voting Common a sufficient number of shares to provide for conversion of all Class C Preferred Stock from time to time outstanding. As a condition precedent to the taking of any action which would cause an adjustment reducing the Class C Conversion Price, the Corporation will take such corporate action as may be necessary in order that it may validly and legally issue to holders of Class C Preferred Stock upon conversion fully paid and non-assessable shares of Voting Common at such adjusted Class C Conversion Price. If the Voting Common issuable upon conversion of the Class C Preferred Stock is listed on any national securities exchange or automated quotation system of NASD, the Corporation will cause within 60 days of any such conversion all shares reserved for such conversion to be listed on such exchange or automated quotation system, subject to official notice of issuance upon such conversion.

        7.2 Notice of Certain Events. If, at any time, the Corporation shall:

            7.2.1 Declare any dividend or other distribution upon its Common Stock;

            7.2.2 Propose any capital reorganization or any reclassification of capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any conveyance of all or substantially all the assets of the Corporation, or any voluntary dissolution or liquidation (or if any involuntary dissolution or liquidation of the Corporation shall be effected); or

            7.2.3 Propose to issue to holders of its Common Stock rights to purchase or subscribe for capital stock or securities convertible into or exchangeable for capital stock; then, and in each such case, the Corporation shall cause to be given to the holders of the Class C Preferred Stock, at least 30 days prior to the date specified in clause (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, or liquidation is to take place and the date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, or liquidation. Such mailing shall be a condition precedent to the taking of the action proposed to be taken by the Corporation.

        7.3 Adjustments to Class C Conversion Price. Before taking any action which would cause an adjustment reducing the Class C Conversion Price below the then par value (if any) of the shares of Voting Common issuable upon conversion of Class C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Voting Common at such adjusted Class C Conversion Price.

        7.4 Cancellation of Shares. No share or shares of Class C Preferred Stock acquired by the Corporation for any reason shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Class C Preferred Stock which the Corporation shall be authorized to issue.

        7.5 Record Holders. The Corporation and its transfer agent, if any, for the Class C Preferred Stock may deem and treat the record holder of any shares of Class C Preferred Stock as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Defined Terms

      For purposes hereof, the following terms shall have the meanings specified below:

        (a) "Affiliate" means, as to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the purposes of this definition, "Control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms "Controlling" and "Controlled" have meanings correlative to the foregoing; provided, that the term "Controlled Affiliate" as used herein includes Craig O. McCaw and any Affiliate of Craig O. McCaw that is, at the relevant time, Controlled by Craig O. McCaw; and further provided, that the Corporation and the Original Majority Holder shall not be deemed to be direct or indirect Affiliates of each other.

        (b) "Approved Trigger Event" shall mean that the Board of Directors, by the lesser of (1) the Required Vote or (2) the vote of a majority of all Directors then in office, has diminished, changed, amended or granted exceptions or exclusions from the authority of the Operations Committee, or terminated the Operations Committee, after:

                (i) a Cause event applicable to Craig O. McCaw, the Original Majority Holder or any Qualified Controlled Affiliate other than an event that would permit removal of an Investor Director (other than Craig O. McCaw) under Section 3.8 of the Securities Purchase Agreement;

                        (ii) advance approval of any such action by the vote of a majority of the members of the Operations Committee;

                        (iii) the failure of the Original Majority Holder or any of its Controlled Affiliates to purchase, prior to the expiration of any Option, at least 66 2/3% of the shares of Common Stock that were available for purchase under that Option on the Original Issuance Date (after any adjustments pursuant to Section 1 of such Option Agreement but disregarding any adjustments pursuant to
                                Section 1 thereof resulting from the failure to exercise in full any preceding Option tranche);

                        (iv) the failure of the Common Stock Holdings of the Original Majority Holder and its Qualified Controlled Affiliates for (A) any period of 90 consecutive days or (B) an aggregate of 100 days in any period of 180 consecutive days, to be at least 66-2/3% of the Original Majority Holder's Common Stock Holdings as of the most recent of
                                (i) the Original Issuance Date and (ii) the date of exercise of any Option, prior to commencement of such 90 or 180 consecutive day period;

                        (v) the Original Majority Holder or any of its Affiliates has breached any of the covenants set forth in Section 8.3(b) or 8.3(c) of the Securities Purchase Agreement, or the Original Majority Holder has materially breached its duty to negotiate in good faith with respect to the matters set forth in Section 8.3(d) of the Securities Purchase Agreement;

                        (vi) Craig O. McCaw has breached any of the covenants set forth in Section 8.3(i) of the Securities Purchase Agreement or at any time prior to April 4, 2005, Craig O. McCaw shall no longer serve as an Investor Director and as a member of the Operations Committee (other than an event identified in Section 3.3(e)(i) of the Securities Purchase Agreement with respect to Craig O. McCaw); or

                        (vii)   the Operations Committee Termination Date.

                (c) "Cause" has the meaning set forth in Section 3.3(e) of the Securities Purchase Agreement.

                (d) "Change of Control" shall have occurred if at any time any of the following events shall have occurred:

                        (i) The Corporation is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of

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


                                such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Securities of the Corporation immediately prior to such transaction, including Voting Securities issuable upon exercise or conversion of options, warrants or other securities or rights;

                        (ii) The Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or other transfer of assets, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Securities of the Corporation immediately prior to such sale or transfer, including Voting Securities issuable upon exercise or conversion of options, warrants or other securities or rights;

                        (iii)   There is a report filed on Schedule 13D or
                                Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or
                                Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 40% or more of the Voting Securities of the Corporation, including Voting Securities issuable upon exercise or conversion of options, warrants or other securities or rights;

                        (iv) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred; or

                        (v) During any period of two consecutive years, beginning on the date when Class A Directors first are elected or appointed to the Board of Directors of the Corporation, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's stockholders, of each Director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such period.

                Notwithstanding the foregoing provisions of Subsections (iii) and (iv) of this definition, a "Change of Control" shall not be deemed to have occurred solely because (i) the Corporation, (ii) an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Corporation-sponsored employee stock ownership plan or other employee benefit plan of the Corporation, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
                Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of Voting Securities, whether in excess of 50% or otherwise, or because the Corporation reports that a change of control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

                (e) "Common Stock" shall mean Voting Common and all other classes of the Corporation's common stock.

                (f) "Common Stock Holdings" means (i) the shares of Voting Common issued by the Corporation to the Original Majority Holder on April 4, 1995 pursuant to the Securities Purchase Agreement plus (ii) the shares of Voting Common issued or issuable as a result of the conversion of the Class A Preferred Stock (and any shares of Class C Preferred Stock into which shares of Class A Preferred Stock have been converted) and/or the Class B Preferred Stock plus (iii) any shares of Voting Common acquired pursuant to exercise of the Options, in each case subject to any adjustments to reflect changes in the Corporation's capital structure.

                (g) "Currently Announced Transactions" shall have the meaning set forth in Section 4.19 of the Securities Purchase Agreement.

                (h) "Eligible Secured Party" shall mean any broker, investment bank, bank or other financial institution to whom shares of Class Preferred Stock have been assigned or pledged as collateral that has agreed, by written agreement in form and substance reasonably satisfactory to the Corporation, (i) to sell to a Person designated by the Corporation, upon the request of the Corporation, all (but not less than all) of any shares of Class C Preferred Stock held by it that the Corporation is entitled to call for redemption pursuant to Section 6.1 under the heading Class C Convertible Redeemable Preferred Stock for a cash purchase price equal to the Class C Redemption Price, provided that such sale shall not occur earlier than the date of the Change of Control relating to the Corporation's right to call the Class C Preferred Stock for redemption and until such purchase the Eligible Secured Party shall be entitled to convert any such shares of Class C Preferred Stock into shares of Voting Common (which conversion may be conditioned upon the consummation of such Change of Control) and
                        (ii) to transfer any shares of Class A Preferred Stock or Class C Preferred Stock, or any interest therein, only to a Person that has agreed, by written agreement in form and substance reasonably satisfactory to the Corporation, (A) to comply with (i) above with respect to any interest in any shares of Class A Preferred Stock or Class C Preferred Stock held by such transferee and (B) not to transfer any interest in shares of Class A Preferred Stock or Class C Preferred Stock unless the transferee agrees, by written agreement in form and substance reasonably satisfactory to the Corporation, to comply with the terms of this clause (ii) with respect to any interest in any shares of Class A Preferred Stock or Class C Preferred Stock held by such transferee.

                (i) "First Option" shall mean the option to acquire up to 15,000,000 shares of Voting Common (subject to adjustment as provided therein) on or before the second anniversary of the Original Issuance Date, issued by the Corporation to an Affiliate of the Original Majority Holder on the Original Issuance Date.

                (j) "Indentures" shall mean the Indenture dated as of August 15, 1993 between the Corporation and The Bank of New York, as Trustee, the Indenture dated as of February 16, 1994 between the Corporation and The Bank of New York, as Trustee, and amendments or supplemental indentures from time to time entered into in accordance with the terms thereof, including those to which the Corporation would become subject pursuant to the Currently Announced Transactions.

                (k) "Investor Directors" shall mean all Class A Directors, Class B Directors and any other Directors elected as a member of the Board of Directors pursuant to designation by the Original Majority Holder or its Qualified Controlled Affiliates in accordance with the Securities Purchase Agreement.

                (l) "NASD" shall mean the National Association of Securities Dealers.

                (m) "NASDAQ-NMS" shall mean the NASD Automated Quotation National Market System.

                (n) "Operations Committee Termination Date" shall mean April 4, 2005, or, if the Original Majority Holder acts pursuant to Section 3.3(f) of the Securities Purchase Agreement to renew its rights under the Securities Purchase Agreement with respect to the Operations Committee and the Board of Directors approves such renewal by a Required Vote, April 4, 2015.

                (o) "Options" shall mean the First Option, the Second Option and the Third Option.

                (p) "Organic Change" shall mean any of the following actions:

                        (i) a reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or the authorization of different classes of Common Stock);

                        (ii) a sale or conveyance of another corporation of all or substantially all the assets of the Corporation; or

                        (iii) a consolidation of the Corporation with, or merger of the Corporation with or into, another corporation (other than a consolidation or merger contemplated by Section 6.3.6 under the heading Class A Convertible Redeemable Preferred Stock or contemplated by Section 5.3.6 under the heading Class C Convertible Redeemable Preferred Stock).

                (q) "Original Issuance Date" shall mean the date of initial issuance of Class A Preferred Stock.

                (r) "Original Majority Holder" shall mean that holder of Class A Preferred Stock whose Controlled Affiliates, on the Original Issuance Date, owned a majority of the shares of Class A Preferred Stock and Class B Preferred Stock.

                (s) "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature or a group, including without limitation any pension, profit sharing or other benefit plan or trust.

                (t) "Qualified Controlled Affiliate" means any Controlled Affiliate of the Original Majority Holder that has agreed, by a written agreement in form and substance reasonably satisfactory to the Corporation, to be bound by all the Transaction Agreements (as such term is defined in Section 10.1 of the Securities Purchase Agreement) with respect to its ownership of securities of the Corporation as fully as if it were the Original Majority Holder.

                (u) "Required Vote" shall mean the vote of the lesser of (i) two-thirds of the members of the Board of Directors, or
                        (ii) at least that number of members as equals (A) the total number of members of the Board of Directors minus
                        (B) the sum of (x) the number of Investor Directors, plus (y) the number of Directors who are designees (whether by contract or pursuant to the terms of any class or series of the Corporation's capital stock) of or Affiliates of any Person having a material direct or indirect pecuniary interest (other than in such Person's capacity as a holder of Voting Common) in the matter with respect to which the Required Vote is taken plus
                        (z) one.

                (v) "Rescission Event" shall mean the following actions if taken pursuant to a Required Vote:

                        (i) any termination of employment of a person holding the position of President, Chief Operating Officer or Chief Executive Officer who was elected or appointed to that position pursuant to the nomination of the Operations Committee; or

                        (ii) rescission of any action taken by the Operations Committee.

                (w) "Second Option" shall mean the option to acquire up to 15,000,000 shares of Voting Common (subject to adjustment as provided therein) on or before fourth anniversary of the Original Issuance Date issued by the Corporation to the Original Majority Holder on the Original Issuance Date.

                (x) "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of April 4, 1995 by and among the Corporation, the Original Majority Holder and Craig O. McCaw.

                (y) "Third Option" shall mean the option to acquire up to 5,000,000 shares of Voting Common (subject to adjustment as provided therein) on or before sixth anniversary of the Original Issuance Date issued by the Corporation to the Original Majority Holder on the Original Issuance Date.

                (z) "Voting Common" shall mean shares of Class A Common Stock, par value $.001 per share.

                (aa) "Voting Power Ownership Percentage" means the percentage ownership calculated by dividing (i) the aggregate number of votes in the election of Directors to which all shares of Voting Securities owned by the applicable Person or Persons and their respective Controlled Affiliates are entitled, howsoever and whenever acquired, by (ii) the aggregate number of votes in the election of Directors to which all issued and outstanding Voting Securities are entitled. For these purposes: (A) Voting Securities issuable upon exercise or conversion of options, warrants or other securities or rights shall not be included, other than the Class A Preferred Stock, which shall be included based on the number of shares of Voting Common into which such shares of Class A Preferred Stock are convertible as of any date as of which Voting Power Ownership Percentage is calculated for purposes hereof, (B) restricted stock of the Corporation that is not treated by the Corporation as outstanding shall not be included and (C) the Corporation's Class B Common Stock shall be deemed to have one vote per share in the election of Directors.

                (bb) "Voting Securities" shall mean Voting Common and all other classes of capital stock of the Corporation that are entitled to vote generally in the election of directors of the Corporation (including, without limitation, the

                        Class A Preferred Stock and the Class C Preferred Stock, but excluding the Class B Preferred Stock)."

                Preferred Stock

                Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

                (a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                (b) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

                (c) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices, and other terms and conditions of such redemption;

                (d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

                (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

                (f) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

                (g) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

        (h) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

        Upon the effectiveness of the filing of this Restated Certificate of Incorporation, each share of common stock, $.01 par value, of the Corporation heretofore outstanding shall be reclassified, changed and converted into 41,670 shares of Voting Common and 17,830 shares of Non-Voting Common.

     5. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

     6. Each person who is or was or had agreed to become a Director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as now or hereafter in effect. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article 6 shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

     7. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this
Article 7 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

     8. Subject to any rights granted to the holders of any class or series of stock having preference over the Voting Common and Non-Voting Common as to dividends or upon liquidation, the directors shall be divided into three classes, as nearly equal in number as possible. Upon the consummation of the merger of Nextel with and into the Corporation, each class of directors of Nextel shall be deemed to have been elected for a term expiring at the annual meeting of stockholders of the Corporation at which their terms as directors of Nextel would have expired, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders held in the third year following the year of their election.

     9. Subject to any rights granted to the holders of any class or series of stock having a preference over the Voting Common and Non-Voting Common as to dividends or upon liquidation to elect additional directors under specified circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.